Exhibit 5.1

[Letterhead of Stevens & Lee, P.C.]

June 11, 2014

Board of Directors

Eclair Holdings Company

c/o MTR Gaming Group, Inc.

State Route 2 South, P.O. Box 356

Chester, West Virginia 26034

Re:                             Registration Statement on Form S-4 (File No. 333-192086)

Gentlemen:

We have acted as counsel to Eclair Holdings Company, a Nevada corporation (“ECH”), in connection with the Registration Statement on Form S-4 (File No. 333-192086) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 31,185,060 shares of common stock, par value $0.00001 per share (“Common Stock”), of ECH (the “Shares”), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 9, 2013, as amended on November 18, 2013, February 13, 2014 and May 13, 2014, by and among MTR Gaming Group, Inc. (“MTR”), ECH, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones, and Gary Carano, as the member representative (as it may be further amended from time to time, the “Merger Agreement”).

In delivering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate.  In delivering this opinion, we have relied, with your consent, upon oral and written representations of officers of ECH and MTR and certificates of officers of ECH, MTR and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States, the laws of the State of Nevada and the General Corporation Law of the State of Delaware (including all statutory provisions, any applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting these laws) as in effect on the date hereof.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the

Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related joint proxy statement/prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  We assume no obligation to advise you or any other person or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

STEVENS & LEE, P.C.
/s/ Stevens & Lee